UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2022

GENPACT LIMITED
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-33626	98-0533350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 298-3300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) e

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, par value $0.01 per share	G	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2022, Genpact Limited (“Genpact”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Genpact USA, Inc., a Delaware corporation (“Genpact USA”), Genpact Global Holdings (Bermuda) Limited, an exempted company limited by shares organized under the laws of Bermuda (“GGH”), and Genpact Luxembourg S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Genpact Luxembourg” and, together with Genpact USA and GGH, the “Borrowers”), as borrowers, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing bank, and the lenders and other parties party thereto.  The Credit Agreement provides for a $530 million term credit facility and a $650 million revolving credit facility.

The Borrowers have an option to increase the commitments under the Credit Agreement, subject to certain approvals and conditions as set forth in the Credit Agreement.

Borrowings under the Credit Agreement will be used (i) to repay all amounts outstanding under the Existing Credit Agreement (as defined below in Item 1.02), (ii) to pay related fees and expenses in connection with the foregoing and (iii) for general corporate purposes of Genpact and its subsidiaries, including working capital requirements.

The Credit Agreement replaces Genpact’s Existing Credit Agreement. The term credit facility and the revolving credit facility each have a term of five years.

Borrowings under the Credit Agreement bear interest at a rate equal to, at the election of the Borrowers, either SOFR plus an applicable margin equal to 1.375% per annum or a base rate plus an applicable margin equal to 0.375% per annum, in each case subject to adjustment based on the Borrowers’ debt ratings provided by S&P Global Ratings and Moody’s Investors Service, Inc. from time to time (the “Debt Ratings”).  The revolving credit commitments under the Credit Agreement are subject to a commitment fee equal to 0.20% per annum, subject to adjustment based on the Debt Ratings. The commitment fee accrues on the actual daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving loans and letter of credit obligations.

The Credit Agreement will be guaranteed by Genpact and certain of its subsidiaries. The obligations under the Credit Agreement will be unsecured.

The Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions and dispose of certain assets or subsidiaries. In addition, the Credit Agreement requires Genpact to maintain certain consolidated leverage ratios and consolidated interest coverage ratios.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain change of control events and certain bankruptcy-related events or proceedings.

The foregoing description of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

2

Item 1.02.	Termination of a Material Definitive Agreement.

On December 13, 2022, Genpact terminated its existing credit facility and repaid all outstanding loans thereunder and entered into an amended and restated credit facility (see Item 1.01 above).  The existing credit facility was under the Amended and Restated Credit Agreement, dated as of August 9, 2018 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Genpact USA, GGH and Genpact Luxembourg, as borrowers, Genpact, as holdings, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other financial institutions party thereto.  For a description of the material terms and conditions of the Existing Credit Agreement, see the “Financing Arrangements (Credit Facility)” section under Item 7 in Genpact’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 1, 2022, which section is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1
Credit Agreement among Genpact USA, Inc., Genpact Global Holdings (Bermuda) Limited, Genpact Luxembourg S.à r.l., Genpact Limited, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing bank and the other parties thereto, dated as of December 13, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

/s/ Heather D. White
	Name:	Heather D. White
	Title:	Senior Vice President, Chief Legal Officer and Secretary
Dated: December 16, 2022

4